Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of MultiMetaVerse Inc. on Form F-4 of our report dated May 16, 2022, with respect to our audits of the consolidated financial statements of MultiMetaVerse Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

August 26, 2022